EXHIBIT 10.11

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Supply Agreement

This Supply Agreement (“Agreement”) is made and effective as of 17 December 2010 (the “Effective Date”) by and between MicroCoat Biotechnologie GmbH, whose registered office is at Am Neuland 3, 82347, Bernried am Starnberger See, Germany (the “Supplier”) and Oxford Immunotec Limited, whose registered office is at 94C Milton Park, Abingdon, Oxfordshire, OX14 4RY, UK (the “Buyer”).

Whereas, Supplier is a manufacturer experienced in working with antibody coating of membrane plates for use in medical products; and

Whereas, Buyer is the seller of a diagnostic test, the T-SPOT®.TB assay, which utilizes a membrane plate coated with a specific antibody and is approved as an aid in the detection of Mycobacterium tuberculosis infection; and

Whereas, both parties desire to have Supplier manufacture antibody-coated membrane plates for use in Buyer’s T-SPOT.TB assay.

Now, Therefore, in consideration of the premises and for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 “Affiliate” shall mean any entity owned, owning or under common ownership with a Party to the extent of at least fifty percent (50%) of the equity (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or which has the power to vote on or direct the affairs of a Party and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with Supplier or Buyer.

1.2 “Antibody” means the anti-IFN-g monoclonal antibody [***], manufactured by Mabtech AB.

1.3 “Confidential Information” shall mean any proprietary information that is disclosed by either Party to the other in any form during the Term of this Agreement and shall also include without limitation the terms and existence of, and all negotiations relating to, this Agreement.

1.4 “Force Majeure Event” shall mean those events described in Clause 13 hereof.

1.5 “Head of Quality Assurance” shall mean an employee of the Supplier who is responsible for compliance of the products with current good manufacturing practices and other requirements of applicable law.

1

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1.6 “Indemnified Party” shall mean Supplier or7 Buyer, as the context permits, and their respective Affiliates, directors, officers, employees and agents, as further described in Clause 11 hereof.

1.7 “Indemnifying Party” shall mean Supplier or Buyer, as the context permits, as further described in Clause 11 hereof.

1.8 “Party” or “Parties” shall mean in the singular Supplier or Buyer and in the plural Supplier and Buyer.

1.9 “Pre-contractual Statement” means a draft, letter, letter agreement, term sheet, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the project made or given by a Party to this Agreement or by any other person at any time prior to execution of this Agreement (excluding any such statement which is repeated or expressly incorporated in this Agreement).

1.10 “Product” shall mean the membrane plates coated with the Antibody, as more fully described in Schedule 1 hereof.

1.11 “Quality Control Procedures and Specifications” means the quality control procedures to be used and specifications of the Product set out in Schedule 1, and any modifications or amendments thereto that may be agreed upon in writing by the Parties during the Term.

1.12 “Term” shall mean the period described in Clause 15 hereof.

1.13 “Third Party” shall mean any person or corporate entity other than a Party or an Affiliate of a Party, but in no event shall an employee or consultant of a Party be considered a Third Party.

1.14 “Uncoated Plates” shall mean the membrane plates manufactured by Millipore Corporation.

2. Supply of Product; Orders and Forecasts.

2.1 Sale of Products to Buyer. Supplier agrees to sell the Products to the Buyer during the Term on the terms and conditions set forth in this Agreement.

2.2 Lead times. The Parties acknowledge that, as of the Effective Date, Supplier requires a lead time of the lesser of thirteen (13) weeks or one (l) calendar quarter to deliver Products to Buyer. Supplier agrees to use commercially reasonable efforts to reduce the lead time for delivery of Products throughout the Term. On or before the first anniversary of the Effective Date and at least annually thereafter, Supplier will deliver a statement of updated lead time to Buyer.

2.3 Forecasts. No later than (6) weeks before the first of each of January, April, July and October of each year during the Term, Buyer shall provide Supplier with a forecast of Buyer’ s estimated requirements for Products for a rolling twelve (12) month period commencing with the

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immediately succeeding calendar quarter (but for such quarter only to the extent that either (i) the lead time allows for delivery in such quarter or (ii) product for delivery in such quarter has already been part of a previously issued firm order, as described below). The twelve month forecasts will be non-binding on Buyer and do not, except as expressly set forth herein, constitute firm orders. The forecasts are for Supplier’s planning purposes and are designed only to provide Buyer’s reasonable estimate of the quantity of Products that Buyer will require during the twelve month period to which such forecasts apply. Forecasts may be submitted in any commercially reasonable manner, including without limitation by facsimile transmission or email.

2.4 Firm Orders. The first three months of each forecast shall be a firm order. Each firm order shall include delivery dates and all delivery dates shall respect the lead time. In addition, no portion of a forecast shall be considered a firm order except to the extent that, at the time of submission of the forecast Buyer has already delivered, or will deliver in accordance with the provisions of Schedule 1, ,to Supplier sufficient quantity of Antibody and Uncoated Plates to enable Supplier to manufacture the Products subject to the firm order. Time is of the essence. Supplier agrees to acknowledge receipt of each forecast and firm order within five (5) business days of receipt and such acknowledgement shall constitute acceptance of the firm order. Acknowledgements may be submitted in any commercially reasonable manner, including without limitation by facsimile transmission or email. If the Buyer cancels any firm order, or portion thereof, it shall be liable to the Supplier for all costs and expenses incurred by the Supplier up to the date of cancellation. The Buyer agrees to pay forthwith to Supplier all reasonable cancellation charges invoiced by the Supplier; provided, however, that in no event may cancellation charges exceed the agreed-upon price of the Product that is the subject to the cancelled firm order.

2.5 Controlling Provisions. In ordering and delivering, Buyer and Supplier may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement and in case of conflict herewith, this Agreement shall control.

2.6 Minimum Orders. The minimum order quantity of Products shall be [***] plates.

2.7 Delivery of Partial Orders or Instalments. In the event that the Supplier encounters any difficulties in supplying the quantity of Product ordered by the Buyer by the delivery date requested by the Buyer, by reason of a Force Majeure Event or otherwise, Supplier shall treat the Buyer no less favourably than any of Supplier’s other customers. In such event, Supplier (i) must promptly notify the Buyer of the anticipated shortfall in quantity of Products and (ii) may deliver a partial order to the Buyer. Except as set forth in this Clause 2.7 or as may be consented to in writing by the Buyer, the Supplier shall not be entitled to deliver Products in instalments or in quantities less than those ordered. Nothing contained in this Clause 2.7 shall relieve Supplier of any liability for failure to make timely delivery.

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3. Buyer’s Supply of Components.

3.1 The Buyer shall be responsible for providing Supplier with the Antibody and Uncoated Plates for Supplier to use in the manufacture of the Products. Each time Buyer delivers a forecast including a firm order, it shall deliver to Supplier sufficient additional Antibody and Uncoated Plates to enable Supplier to manufacture the full firm order quantity in accordance with the provisions of Schedule 1.

3.2 Supplier agrees that it will not use any Antibody or Uncoated Plates for any purpose other than to manufacture Product for Buyer, or as otherwise directed by Buyer. Supplier will provide a written report to Buyer, no less frequently than quarterly and at other intervals as Buyer may reasonably request, setting forth a list of the batch number and quantity of each of Antibody and Uncoated Plates in its possession and not yet utilized in finished Products or work in process.

3.3 All Antibody and Uncoated Plates shall be delivered to Supplier at Supplier’s place of business in Bernried am Starnberger See, Germany. The title of all Antibody and Uncoated Plates shall remain with Buyer. Supplier agrees to obtain and maintain insurance in accordance with the provisions of Clause 12. Supplier agrees not to change the location where Antibody or Uncoated Plates are stored or used without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed.

3.4 Supplier shall promptly notify Buyer of any loss of or damage to Antibody or Uncoated Plates that occurs while such materials are in the possession, custody or control of Supplier, and shall specify whether the loss or damage occurred during the manufacturing process or separate from the manufacturing process (through e.g., fire, flooding or otherwise). In the latter case (non-manufacturing damage or loss), if the Antibody or Uncoated Plates have become unusable in Product due to their failure, post-damage, to conform to the respective Specifications for the Antibody and Uncoated Plates, Supplier shall promptly reimburse Buyer for the full amount of Buyer’s loss, including without limitation Buyer’s cost to acquire the Antibody or Uncoated Plates, as the case may be, and all taxes, duties, packaging costs, transportation expenses and insurance cost during transport of the Antibody and Uncoated Plates to the Supplier. Regardless of the reason why damage occurred to the Antibody or the Uncoated Plates, Supplier shall not use any damaged Antibody or Uncoated Plates (including without limitation those Antibody or Uncoated Plates which Supplier contends still conform, post-damage, to their respective Specifications) in Products without the prior written consent of Buyer.

3.5 In the case of damage or loss of Antibody or Uncoated Plates occurring during the manufacturing process, Supplier shall provide a written report to Buyer within ten (10) business days specifying in full detail (i) how the loss or damage occurred, (ii) whether the Antibody or Uncoated Plates have become unusable in Product, and (iii) an analysis of why the loss or damage occurred (e.g., whether resulting from a mistake in or failure of Supplier’s manufacturing process, defects in the Antibody or defects in the Uncoated Plates). If Supplier acknowledges that the loss or damage resulted from any source other than defects in the Antibody or Uncoated Plates and if the Antibody or Uncoated Plates have become unusable in

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Product due to their failure, post-damage, to conform to the respective Specifications for the Antibody and Uncoated Plates, Supplier shall promptly reimburse Buyer for the full amount of Buyer’s loss, including without limitation Buyer’s cost to acquire the Antibody or Uncoated Plates, as the case may be, and all taxes, duties, packaging costs, transportation expenses and insurance cost during transport of the Antibody and Uncoated Plates to the Supplier. If Supplier contends that the loss or damage resulted from defects in the Antibody or defects in the Uncoated Plates, it shall promptly invoke the root cause analysis provisions of Clause 7.6 hereof, and the manner in which the loss is borne shall be determined based on the resolution resulting from the procedures of Clause 7.7 hereof.

4. Manufacture of the Products; Test Plates; Regulatory Matters.

4.1 Product Batches. The Supplier shall manufacture Products in batches using the same batch of Antibody and a maximum of [***] batches of Uncoated Plates for the entire batch of Product (see Schedule 1). In order to ensure the consistency of batches of Product, Supplier agrees to manufacture all Products of a single batch at one time, without any intervening equipment or process change for other product manufacture. Supplier shall create and retain records relating to each batch of the Product manufactured in accordance with good manufacturing practices, specifically ISO 13485 and/or ISO 9001. The Parties agree that, dependent on manufacturing procedures, the number of items of Product produced may deviate from the Firm Order quantity by up to [***] percent ([***]%), plus or minus. Test plates, as called for in Clause 5.5(f) are included within the Firm Order quantity.

4.2 Certificate of Analysis. Each batch of Product released by Supplier to Buyer shall be accompanied by a certificate of analysis signed by the Head of Quality Assurance that guarantee that the Products have been manufactured and analysed by Supplier according to the Specifications. The certificate of analysis shall also note any incident occurring during the manufacture of the Product that could affect its stability, efficacy or operating condition.

4.3 Test Products. Prior to manufacturing any batch of Product, Supplier will manufacture [***] test plates using the batch of Antibody and batch of Uncoated Plates provided by Buyer that Supplier will use to manufacture the new batch of Product. Supplier shall perform quality control inspection and testing of the test plates in order to confirm their compliance with the Specifications and the adequacy of their performance in running the T-SPOT.TB assay. All such testing shall be completed within twenty-one (21) calendar days of Buyer’s delivery to Seller of a firm order and the delivery of the Antibody and Uncoated Plates to be used to manufacture the firm order. Supplier shall promptly notify the Buyer in writing of the results of such testing. If the test plates are satisfactory, Supplier shall use that batch of Antibody and that batch of Uncoated Plates to manufacture the batch of Product covered by the firm order. If the test plates are not satisfactory, Buyer may either request preparation of additional test plates from the same batch of Antibody and the same batch of Uncoated Plates or may replace the batch of Antibody and batch of Uncoated Plates (or either of them) with a fresh batch before having new test plates prepared. If Buyer requests that additional test plates be prepared from the same batches of components and the second set of test plates is also unsatisfactory, Buyer may, in addition to providing fresh batches of Antibody and Uncoated Plates, invoke the root cause analysis/defective Product resolution procedure set forth in Clause 7.6 hereof.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.4 Regulatory Requirements. The Supplier shall comply with all laws and regulatory requirements relating to the manufacture of the Products, including, without limitation, good manufacturing practices, specifically ISO 13485 and/or ISO 9001, record keeping requirements and such other requirements that may arise as a result of the Product being used in diagnostic procedures for humans. Supplier shall ensure that each Product has been manufactured in compliance with the requirements of any governing regulatory approval and shall release only batches accompanied by a certificate of analysis that the Product has been manufactured and analyzed by Supplier and conforms to the Specifications.

4.5 ISO Standards. The Supplier currently is accredited under ISO 13485 and/ or ISO 9001. The Supplier will use commercially reasonable efforts to maintain ISO accreditation, including under any revisions or updates to ISO standards that may be issued from time to time.

4.6 Subcontracting; Manufacturing Changes. Supplier shall not subcontract any part of the manufacturing process to a Third Party without the prior written consent of Buyer. The Supplier shall not amend or change the manufacturing or analytical procedures without the prior written consent of the Buyer. In the event that Buyer agrees to such an amendment or change, the Supplier shall comply with Buyer’s product change request procedures.

4.7 Quality Audit. After reasonable notice by the Buyer, the Supplier will allow employees and representatives of the Buyer (or its Affiliates), and representatives of regulatory agencies, during normal business hours, to review the Supplier’s manufacturing processes and records pertaining to the Product, and to inspect the facilities used to manufacture the Product. The Buyer shall also be entitled to send technical representatives to the Supplier’s premises to audit and inspect the manufacture of the Product no more than once per year (other than for cause), upon giving reasonable advance notice. The Supplier shall cooperate fully with such technical representatives and comply with their reasonable requests for changes to any manufacturing process to improve the quality of the Product. Such audit and inspection shall not diminish or relieve the Supplier of any of its obligations hereunder, including without limitation its obligation to indemnify the Buyer pursuant to Clause 11 hereof.

4.8 Communication with Regulatory Authorities. The Buyer will be solely responsible for all contacts and communications with any regulatory authorities with respect to regulatory matters relating to the Product. Unless required by applicable law, the Supplier will have no contact or communication with any regulatory authority regarding the Product without the prior written consent of the Buyer, which consent will not be unreasonably withheld. The Supplier will notify the Buyer immediately, and in no event later than three (3) business days, after the Supplier receives any contact or communication from any regulatory authority relating in any way to the Product and will provide the Buyer with copies of any such communication within three (3) business days of receipt of such communication by the Supplier. The Supplier will consult with the Buyer regarding the response to any inquiry or observation from any regulatory authority relating in any way to the Product and will allow the Buyer at its discretion to control

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and/or participate in any further contacts or communications relating to the Product. The Supplier will comply with all reasonable requests and comments by the Buyer with respect to all contacts and communications with any regulatory authority relating in any way to the Product.

4.9 Recalls. The Buyer shall have sole responsibility for and shall make all decisions with respect to any complaint, recall, market withdrawal or any other corrective action related to the Products. Upon Buyer’s request, the Supplier shall provide reasonable assistance to the Buyer in connection with any such action.

4.10 Labelling. The Supplier shall comply with the Specifications regarding the labelling affixed to, and/or package inserts included with, the Products.

5. Initial Manufacturing Period.

5.1 Both Parties acknowledge that the Supplier has not previously manufactured a significant number of batches of the Product for the Buyer. As a result, the Parties agree that certain provisions of this Agreement shall not apply during the initial manufacturing period, as further set forth in this Clause 5.

5.2 The initial manufacturing period shall cover the manufacture of the first [***] batches of Product and shall in no event extend past December 31, 2011.

5.3 During the initial manufacturing period, the shelf life of Product shall not be as set forth in Clause 6.2 hereof. The Parties will work together to test the Product and agree upon an appropriate shelf life for Product manufactured during the initial manufacturing period.

5.4 The Parties anticipate that during the initial manufacturing period up to [***] percent ([***]%) of Antibody and up to [***] percent ([***]%) of Uncoated Plates may be damaged during the manufacturing process and will become unusable in Product due to their failure, post-damage, to conform to the respective Specifications for the Antibody and Uncoated Plates. The Parties agree that during such initial manufacturing period, Buyer shall bear the loss of that limited amount (up to [***]% each) of Antibody and Uncoated Plates damaged during the manufacturing process. The Parties further agree that the numbers of Product required by the Supplier for QC and other testing purposes as described in Schedule 1 are above and beyond the [***]% loss limitation set forth above. For avoidance of doubt, the Supplier will not bear responsibility during the initial manufacturing period (i) for loss of or damage to the numbers of Product required for QC and other testing described in Schedule 1 or (ii) for any damage to an additional [***]% of Antibody and additional [***]% of Uncoated Plates.

5.5 During the initial manufacturing period,

(a)	time of delivery shall not be of the essence;

(b)	the Parties shall agree upon the number of test plates to be prepared;

(c)	no minimum order quantity shall apply to orders;

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(d)	the lead time set forth in Clause 2.2 shall not apply and the Supplier agrees to promptly manufacture limited quantities of test plates;

(e)	the obligations of Clause 3.5 will be in force, but will be modified by the provisions of Clause 5.4 relative to the allocation of economic loss in the event of damage to Antibody or Uncoated Plates during the manufacturing process;

(f)	the quality control testing of test plates shall be completed by Buyer (instead of Supplier) within ten (10) business days after Buyer’s receipt of the test plates from Supplier, and Buyer will promptly notify Supplier in writing of whether or not the test plates are satisfactory; and

(g)	the warranty provisions of Clause 6.1 hereof shall not apply, except that the disclaimer portions thereof shall remain in force.

6. Product Warranty; Specifications.

6.1 Warranty. The Supplier warrants that all Products supplied to Buyer hereunder shall be free from defects in design, material and workmanship and shall comply with the relevant Specifications as set out in the Schedule 1 of this Agreement at the time of delivery and throughout the minimum shelf life set forth in Clause 6.2. Supplier acknowledges that Buyer will be reselling the Products to its customers who purchase T-SPOT® products; therefore, Supplier extends the warranty contained herein to Buyer’s end-user customers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2 Shelf Life. All Products delivered to the Buyer by the Supplier shall have a shelf life of at least [***] ([***]) months from the date of delivery. The Parties anticipate that the minimum shelf life will be extended during the Term, and the Parties agree to confer after the first year of the Term to discuss and agree upon an appropriate extension of the minimum shelf life.

6.3 Changes in Specifications. In the event that Buyer proposes to amend or change the Specifications, Buyer shall provide Supplier with as much advance notice as practicable and the Parties agree to discuss (i) the feasibility of the proposed changes to Specifications, (ii) the time reasonably needed by Supplier to effect such changes, and (iii) any change in pricing that should equitably be made to account for the increased or decreased cost of goods sold resulting from the change. The Parties agree to make an equitable adjustment to prices in connection with any agreed change in Specifications.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7. Delivery; Inspection; Remedies.

7.1 Delivery and Risk of Loss. Delivery shall take place Ex Works (Incoterms 2000) at the Supplier’s premises in Bernried am Starnberger See, Germany. Risk of loss shall pass from the Supplier to the Buyer upon such delivery.

7.2 Inspection. After receipt of a shipment of Product, the Buyer shall promptly examine the boxes in which Product has been shipped and may visually spot check individual items of the Product to determine whether any damage has occurred in transit. Visible defects (such as appearance of the appearance of the Product, packaging defects, amount of Product delivered) shall be reported to the Supplier within 7 business days after receiving the Product. Buyer shall also test a representative sample of the Product within thirty (30) calendar days of delivery and shall report any defects encountered. Hidden defects (encountered during customer or in-house use of the Product) shall be reported to the Supplier within thirty (30) calendar days of Buyer learning of the defect.

7.3 Replacement Products. If the Buyer notifies the Supplier of any shortfall in the quantity of the Products received by Buyer, the Supplier shall use its best efforts to deliver the shortfall in Product within thirty (30) calendar days after receipt of such notice from Buyer. If the Buyer notifies the Supplier that the Products it has received from Supplier are defective, and Buyer requests that replacement Product be supplied to it, the Supplier shall use best efforts to provide such replacement Product within 30 (thirty) calendar days from its receipt of such notice from the Buyer. For the sake of clarity, the Supplier’s obligation to supply replacement Product shall not be dependent on any resolution of a dispute between the Parties as to whether the Product is actually defective. The notice from the Buyer shall trigger the replacement obligation, but the Buyer shall be obligated to pay for any replacement Product in the event the ultimate resolution as to defects is determined in the Supplier’s favour.

7.4 Refunds. The Buyer may demand, at its option and as an alternative to requesting delivery of replacement Product, a full refund of all amounts it has paid for the defective Product, in which case the Supplier shall provide the refund within thirty (30) calendar days of such demand; provided, however, that the Supplier shall not be obligated to pay any refund while it is disputing in good faith in accordance with the procedures established in the Agreement whether the Product is defective.

7.5 Disposition of Defective Products. At Supplier’s request, the Buyer will return all defective Products to the Supplier, at Supplier’s cost. Alternatively, the Buyer will make the defective Products available to Supplier or its representative for examination at the Buyer’s premises or in a suitable storage location proximate to the Buyer. The Buyer shall have no obligation to retain the defective Products for examination for longer than sixty (60) calendar days unless the Supplier agrees to pay costs of storage. The Buyer shall be free to destroy all Products that (i) have not been returned to the Supplier at its cost or (ii) have not been examined by Supplier within sixty (60) calendar day period examination period provided unless the Products are being stored at Supplier’s cost.

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7.6 Root Cause Analysis. In the event that during Supplier’s manufacturing process, any Antibody or Uncoated Plates are damaged and Supplier provides an explanation and cause of the damage that Buyer does not accept, the Parties shall mutually undertake a root cause analysis. The Party invoking the root cause analysis process shall provide written notification to the other Party of such event and the Parties agree to meet within ten (10) business days thereafter. The first time a root cause analysis procedure is triggered, the meeting shall take place at the principal offices of the Party not invoking the procedure. Thereafter, in the event of any future invocation of the procedure, the meeting shall take place alternatively at each Party’s principal office.

In the event the Parties mutually agree as a result of the root cause analysis jointly undertaken that the damage resulted from defects in the Antibody or defects in the Uncoated Plates, then (i) Supplier shall not pay Buyer any amount with respect to the loss and (ii) Buyer shall promptly pay Supplier all its costs and expenses incurred up to the time of stopping the manufacture of the particular Product batch at issue; provided, however, that in no event will the Buyer be obligated to pay Supplier any cost in excess of the agreed-upon price of the finished Product.

In the event the Parties mutually agree as a result of the root cause analysis jointly undertaken that the damage resulted from Supplier’s manufacturing process or from any other cause other than defective Antibody or defective Uncoated Plates, then Supplier shall promptly reimburse Buyer for the full amount of Buyer’s loss, including without limitation Buyer’s cost to acquire the Antibody or Uncoated Plates, as the case may be, and all taxes, duties, packaging costs, transportation expenses and insurance cost during transport of the Antibody and Uncoated Plates to the Supplier.

7.7 Resolution of Disagreement regarding Root Cause Analysis or Defects. In the event of the Parties are unable, after mutually completing the root cause analysis, to agree upon the cause of the damage to Antibody or Uncoated Plates, or regarding whether Product that has been delivered to the Buyer is defective, the Parties agree that they shall mutually retain an independent expert to examine and/or test the Product (and/or the components) and to render an opinion on the cause of the damage or whether Product is defective and fails to conform to the requirements of this Agreement. The decision of such independent expert shall be final and binding on the Parties. The said expert shall act as an expert and not as an arbitrator and all charges by the expert for service and expenses in examining and testing the Product and/or the components shall be borne by the Party against whom the expert’s decision is given. In the event the Parties fail to agree upon the selection of an independent expert within sixty (60) calendar days of reaching an impasse between them on the results of the root cause analysis or on whether the Product is defective, the dispute resolution procedures of this Agreement shall apply.

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8. Pricing and Payment.

8.1 As of the Effective Date, the prices for the Products shall be:

Quantity (Lot Size)	Price per Product
[***]	€[***] per plate
[***]	€[***] per plate
[***]	€[***] per plate
[***]	The Parties agree to mutually determine applicable pricing in good faith; provided that pricing shall be less than €[***] per plate.

8.2 All prices are stated exclusive of VAT or other sales taxes. All prices apply on a per firm order basis; quantities may not be aggregated from different orders except if Supplier does not accept an order at the higher level and requires Buyer to place two separate orders to achieve the desired quantity. All prices are stated Ex Works (Incoterms 2000) Supplier’s facility, Bernried am Starnberger See, Germany. All prices are stated and all payments will be due in Euros.

8.3 The initial pricing shall be valid through December 31, 2011. Thereafter, Supplier may only increase the price by no more than the increase over the preceding year in the producer price index (PPI) for all manufactured products excluding food, beverages, tobacco and petroleum, as published by the German Federal Statistical Office; or [***]% in 2012 and [***]% thereafter whichever is the lower percentage rise. In no event may Supplier increase prices more than once every twelve months.

8.4 The Supplier shall invoice the Buyer promptly after delivery of the Product and the Buyer shall pay such invoice within thirty (30) calendar days of receipt of the invoice; provided, however, that Buyer shall have no obligation to make payment of any invoice for defective Product while the Buyer is asserting in good faith in accordance with the procedures established in the Agreement that the Product it received is defective. All payments shall be made by means of bank transfer to such account as the Supplier shall notify to the Buyer from time to time.

8.5 If the Buyer fails to pay by the due date any undisputed amount due to the Supplier under this Agreement, then (i) that amount shall bear interest from the due date until payment is made in full at the rate of [***]% ([***] per cent) per annum above the base rate of Barclays Bank Plc from time to time and (ii) the Supplier shall be entitled to suspend deliveries of Product to the Buyer until the outstanding undisputed amount has been received by the Supplier.

9. Representations, Warranties and Covenants.

9.1 Supplier’s Representations and Warranties. Supplier makes the following representations and warranties:

9.1.1 Organization of Supplier. Supplier is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

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9.1.2 Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Supplier, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

9.1.3 Absence of Other Contractual Restrictions. Supplier is under no contractual or other obligation or restriction that is inconsistent with Supplier’s execution or performance of this Agreement. Supplier will not enter into any agreement, either written or oral, that would conflict with Supplier’s responsibilities under this Agreement.

9.1.4 Qualifications of Supplier Personnel. Supplier has, and will engage, personnel with the proper skill, training and experience to perform its obligations under this Agreement.

9.1.5 Legal Compliance. Supplier will comply, in all material respects, with all laws, regulations and orders applicable to its operations and to its manufacture of a regulated medical diagnostic product.

9.1.6 Conflicts with Rights of Third Parties. Supplier warrants and represents that, to the best of Supplier’s knowledge, its provision of, and Buyer’s (and Buyer’s customers’) use of, the Products will not violate any patent, trade secret or other proprietary or intellectual property right of any Third Party.

9.1.7 Absence of Exclusion. Supplier represents and warrants that neither Supplier nor any of its directors, officers or its employees performing work for Buyer (i) are currently excluded, debarred, or otherwise ineligible to participate in US federal health care programs as defined in 42 U.S.C. § 1 320a-7b(f) (the “Federal healthcare programs”); (ii) have been convicted of a criminal offense related to the provision of healthcare items or services that could result in being excluded, debarred, or otherwise declared ineligible to participate in the Federal healthcare programs; and (iii) are under investigation or otherwise aware of any circumstances which may result in Supplier being excluded from participation in the Federal healthcare programs.

9.2 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties:

9.2.1 Organization of Buyer. Buyer is and will remain a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation.

9.2.2 Enforceability of this Agreement. The execution and delivery of this Agreement has been authorised by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

9.3 Supplier’s Covenants. The Supplier acknowledges that the Buyer has invested in clinical studies in order to support the use of the Product as a component part of the T-SPOT.TB assay and that any alterations to the Product would adversely affect the ability of Buyer to maintain the

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CE mark for the Product and therefore to sell the Product in the clinical market. The Supplier agrees not to alter the Product or its place of manufacture, and further agrees not to discontinue supply of the Product, without giving the Buyer at least 12 months prior written notice of such event.

10. Confidential Information.

10.1 Save as may be required or permitted under this Agreement, neither Party shall, during the Term and until all Confidential Information falls within the exceptions in Clause 10.2, disclose or permit to be disclosed to any Third Party or use any Confidential Information of the other Party other than in furtherance of this supply relationship between the Parties. It is expressly agreed that the Buyer is entitled to disclose Confidential Information to its Affiliates, distributors, agents and Third Parties insofar as this is necessary for the commercialisation of the Product, and the Buyer may disclose Confidential Information to any governmental authorities in any country in order to obtain and/or maintain regulatory approval. In the event of such disclosure, the Buyer shall take all reasonable steps to protect the Confidential Information from further disclosure.

10.2 The provisions of Clause 10.1 shall not apply to:

(a)	information which at the time of receipt by the receiving Party has already been published or otherwise made generally available to the public;

(b)	information which after receipt by the receiving Party is published or becomes generally available to the public without breach of this Agreement by the receiving Party;

(c)	information which is shown by documentary evidence to have been in the possession of the receiving Party at the time of receipt and which was not acquired directly or indirectly from the other Party;

(d)	information rightfully acquired by the receiving Party from a Third Party which did not have any obligations of confidentiality in respect thereof to the other Party; and

(e)	information which is developed by the receiving Party independent of and without any use of, reference to, or reliance upon the disclosing Party’s Confidential Information.

Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

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11. Indemnification.

11.1 By Buyer. The Buyer shall indemnify, defend and hold harmless the Supplier, its Affiliates, and its and their respective directors, officers, employees and agents (collectively “the Supplier Indemnified Party”) against any and all claims, liabilities, losses, damages, costs or expenses, including without limitation reasonable attorneys’ fees, arising out of any claim or action brought by a Third Party (collectively, “Losses”) and resulting from or based on (i) any breach by Buyer of this Agreement or (ii) Buyer’s negligence or intentional misconduct; provided, however, that without prejudice to Supplier’s rights and remedies under the law of contract, Buyer shall have no obligation to indemnify Supplier to the extent such Losses result from Supplier’s breach of this Agreement, negligence or wilful misconduct.

11.2 By Supplier. The Supplier shall indemnify, defend and hold harmless the Buyer, its Affiliates, and its and their respective directors, officers, employees and agents (collectively “the Buyer Indemnified Party”) against any and all claims, liabilities, losses, damages, costs or expenses, including without limitation reasonable attorneys’ fees, arising out of any claim or action brought by a Third Party (collectively, “ Losses”) and resulting from or based on (i) any breach by Supplier of this Agreement or (ii) Supplier’s negligence or intentional misconduct; provided, however, that without prejudice to Buyer’s rights and remedies under the law of contract, Supplier shall have no obligation to indemnify Buyer to the extent such Losses result from Buyer’s breach of this Agreement, negligence or wilful misconduct.

11.3 Notice of Claim. If either Party, or any of their respective Affiliates, directors, officers, employees and agents, (in each case an “Indemnified Party”) receives any written claim which it believes is subject to indemnification by the other Party (the “Indemnifying Party”) under this Clause 11, it shall promptly give written notice to the other Party, providing full details of the claim to the extent then known to the Party; provided, however, that any delay in, or failure of, delivery of notice by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party of any liability to the Indemnified Party hereunder except and to the extent that such delay or failure is prejudicial to the Indemnifying Party. The Indemnifying Party shall assume the defence thereof, at its expense, with counsel of its own choosing, but reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in the defence of the matter through its own counsel, at its own expense. The Indemnified Party shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defence of any action, claim or liability covered by this indemnification, and all out-of-pocket costs of such cooperation shall be reimbursed by the Indemnifying Party. No claim may be settled other than by the Party defending it and then only with the consent of the other Party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement which imposes on it any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

12. Insurance

So long as Supplier is in possession, custody or control of any Antibody, Uncoated Plates or Product, Supplier shall secure and maintain insurance covering the full cost of such materials.

•	MicroCoat has already the following insurance: [***] of Third party insurance (a combination of personal, products and property damage).

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•	[***] of profit losses.

•	Building insurance (building and instruments).

13. Force Majeure.

If, solely and directly as a result of any of the following force majeure events one Party’s performance of any of its obligations under this Agreement becomes impossible or substantially impossible, that Party shall be not be required to perform those obligations, and shall not be considered in breach of this Agreement on account of such non-performance, while performance of them remains impossible or substantially impossible, provided that such event is outside the reasonable control of that Party and does not arise from any breach or negligence by that Party, and that that Party has undertaken all reasonable efforts to avoid or reduce the impact of said event: strikes, lock-out, severe and prolonged boycotts, storm, flood, lightning, fire, earthquake, volcanic eruption and other natural catastrophes, acts of God, war, riot or other violent civil disturbances, acts of terrorism, epidemics or pandemics, severe and prolonged shortages of essential materials, severe and prolonged lack of essential utility services or breakdown of essential machinery or equipment, or substantial and prolonged default by suppliers, (each a “Force Majeure Event”). The Parties expressly agree that the mere impracticability of performance, including but not limited to substantially increased costs and expenses of performance, shall not be cause for asserting force majeure. If either Party is prevented from performing substantially all of its obligations by Force Majeure Events for a continuous period of sixty (60) calendar days, or any discontinuous periods aggregating to more than ninety (90) calendar days in any twelve month period, the other Party shall be entitled to terminate this Agreement by written notice.

14. Liability.

14.1 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM A BREACH BY EITHER PARTY OF ITS REPRESENTATIONS AND WARRANTIES UNDER CLAUSE 9, A BREACH BY EITHER PARTY OF ITS DUTIES OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER CLAUSE10, OR TO THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 11.

14.2 Nothing in this Agreement shall exclude or restrict liability for death or personal injury caused by negligence.

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15. Term. This Agreement shall become effective as of the Effective Date hereof and shall continue in effect, unless earlier terminated, through December 31, 2015. Thereafter, this Agreement shall automatically be extended for additional one year periods, unless a Party gives notice, on or before June 30 of the last year of the Term (that is, six months before the then-scheduled end of the Term) that it chooses to allow the Term to end rather than automatically renew.

16. Termination.

16.1 If either Party is in material breach of this Agreement and if such breach is not cured or if substantial progress towards a cure is not underway within sixty (60) calendar days (or in the case of non-payment pursuant to Clause 8, thirty (30) calendar days) after receiving written notice from the other Party with respect to such breach, the other Party may terminate this Agreement at the end of such sixty (60) (or thirty (30)) calendar day period by written notice. In the event that the breach, by its nature, is not capable of cure, the other Party may terminate this Agreement forthwith by notice to the other Party.

16.2 Either Party may terminate this Agreement forthwith by notice to the other Party if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any individual state or foreign country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement for the benefit of creditors or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) calendar after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

16.3 Upon expiration or earlier termination of this Agreement, (a) each Party will promptly return all Confidential Information of the other Party and all copies thereof, except for one (1) copy which the Party may retain solely to monitor surviving obligations of confidentiality; (b) Buyer will pay Supplier any monies due and owing under Clause 8 hereof for Product previously delivered; (c) Supplier will promptly return to Buyer all unused Antibody and Uncoated Plates in its possession, all of which shall be in usable condition in full compliance with their applicable Specifications; (d) each Party will meet any obligation it has to pay any expert used in the root cause analysis dispute resolution procedure; (e) Supplier will pay Buyer all of Buyer’s costs for any Antibody or Uncoated Plates previously delivered to Supplier and not used by Supplier in finished Products or otherwise returned to Buyer in usable condition in full compliance with their applicable Specifications; and (f) Supplier will deliver to Buyer all batch records and other records that regulatory authorities customarily require be maintained regarding the manufacture of the Product. Buyer’s costs to be repaid include all taxes, duties, packaging costs, transportation expenses and insurance cost during transport of the Antibody and Uncoated Plates to the Supplier.

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16.4 Termination of this Agreement shall in all cases be without prejudice to existing rights and obligations of the Parties and shall not release either of the Parties from any liability which at the time of termination has already accrued nor affect in any way the survival of any other right, duty or obligation of the Parties which by its nature or by express provision elsewhere in this Agreement shall survive such termination. Without limiting the generality of the foregoing, Clauses 5.5(f), 6.1, 7.3 through 7.7, 8.4, 8.5, 10, 11, 12.1,14, 16.3, and 17 shall survive termination of this Agreement.

17. Miscellaneous.

17.1 Notices. Any notice required or permitted under this Agreement shall be deemed given if delivered (i) personally, (ii) by facsimile transmission (receipt verified), (iii) by registered or certified mail (return receipt requested), postage prepaid, or (iv) sent by prepaid recognised international delivery service, to the following addresses (or such other address as may be designated in writing by the relevant Party) of the Parties:

If to Supplier: MicroCoat Biotechnologie GmbH Am Neuland 3 82347 Bernried am Starnberger See Germany Attention: Chief Executive Officer Telephone: +49 8158 9981 17 Facsimile: +49 8151 9981 10	If to Buyer: Oxford Immunotec Limited 94C Milton Park Abingdon OX14 4RY United Kingdom Attention: Chief Scientific Officer Telephone: +44 (0) 1235 442780 Facsimile: +44 (0) 1235 442781

Any notice required or permitted to be given pursuant to this Agreement shall be effective upon receipt by Supplier or Buyer, as the case may be.

Day-to-day contact concerning the purchase and supply of Products under the Agreement shall be:

For Supplier: Dr. Michael Kroder MicroCoat Biotechnologie GmbH Am Neuland 3 82347 Bernried am Starnberger See Germany Telephone: +49 8158 9981 72 Facsimile: +49 8151 9981 10	For Buyer: Jemma Parsons Oxford Immunotec Limited 94C Milton Park Abingdon OX14 4RY United Kingdom Telephone: +44 (0) 1235 442780 Facsimile: +44 (0) 1235 442781

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17.2 Interpretation. In interpreting this Agreement, any reference to a person shall include any company, firm, organisation or entity, a Schedule shall mean a schedule or exhibit to this Agreement, and a Clause shall mean a clause or section of this Agreement, words importing the singular shall include the plural and vice versa.

17.3 Assignment. Either Party may assign this Agreement in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Agreement relates. Except as set forth above, neither Party may assign this Agreement, or any of its rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party. The Parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise by any person who is not a Party or a successor or permitted assignee of a Party, except that the Buyer’s end-user customers shall have the benefit of Supplier’s warranties under Clause 6.1 hereof.

17.4 Equitable Relief. It is understood and agreed that Buyer may be irreparably injured by a breach by Supplier of the provisions of Clause 10 of this Agreement, that money damages would not be an adequate remedy for any such breach, and that in addition to any remedies which may be available in law or equity, Buyer shall be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach. It is understood and agreed that Supplier may be irreparably injured by a breach by Buyer of the provisions of Clause 10 of this Agreement, that money damages would not be an adequate remedy for any such breach, and that in addition to any remedies which may be available in law or equity, Supplier shall be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach.

17.5 Independent Contractor. Nothing in this Agreement shall create, imply or evidence any partnership or joint venture between Buyer and Supplier nor shall any relationship of principal and agent be created between them.

17.6 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary to preserve the validity of this Agreement. This Agreement shall otherwise remain in full force and effect.

17.7 Headings. The clause and paragraph headings used in this Agreement are inserted for ease of reference only and shall not affect construction.

17.8 Waiver; Variation or Amendment. No waiver shall be effective unless it is set forth in a written instrument executed by the Party hereto waiving a breach or default hereunder. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of the same or any other obligation hereunder. Failure on the part of either Party to

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complain of any act or failure to act by the other Party or to declare the other Party hereto in default of any obligation hereunder, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder. This Agreement shall not be varied or amended other than by an instrument in writing signed by each of the Parties to this Agreement.

17.9 Governing Law; Dispute Resolution.

(a)	This Agreement will be construed and interpreted and its performance governed by English law, without giving effect to the doctrine of conflict of laws.

(b)	The Parties agree that they will, in good faith and prior to engaging in any formal dispute resolution process, submit any dispute to the chief executive officers of the Parties. If the chief executive officers cannot resolve the dispute within sixty (60) calendar days of submission to them, then either Party may proceed to arbitration in accordance with the provisions of this Agreement.

(c)	The Parties agree that any and all disputes, claims or controversies arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall, if not satisfactorily resolved through the chief executive officers of the Parties, be submitted for final and binding arbitration before a single impartial arbitrator in the UK, in accordance with commercial arbitration rules. All arbitration proceedings shall be conducted in the English language. The arbitrator shall be free to determine the scope of discovery based on the nature of the dispute and the arbitrator shall have the authority to award all or a part of the costs of arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing Party.

(d)	Notwithstanding the foregoing, prior to or during the course of arbitration proceedings, either Party may seek injunctive or equitable relief (including preliminary relief) from any court of competent jurisdiction over the Parties and subject matter of the dispute in order to protect their respective intellectual property rights.

17.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. No counterpart shall be effective until each Party has executed at least one counterpart. The Parties hereto agree that facsimile or portable document format (pdf) transmission of original signatures shall constitute and be accepted as original signatures.

17.11 Entire Agreement. This Agreement constitutes the only agreement between the Parties to this Agreement relating to the subject matter hereof and supersedes any previous agreements, arrangements and understandings relating thereto. Notwithstanding the foregoing, the Confidentiality Agreement between the parties dated August 9, 2007 shall remain in full force and effect. The Parties acknowledge that, in entering into this Agreement, they are not relying

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upon any Pre-contractual Statement. Neither Party to this Agreement shall have any right of action against the other Party arising out of or in connection with any Pre-contractual Statement (except in the case of fraud or fraudulent misrepresentation).

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorised officer as of the date first written above.

MicroCoat Biotechnologie GmbH		Oxford Immunotec Limited

By:	/s/ Dr. Günther Müller	By:	/s/ Peter Wrighton-Smith
Name:	Dr. Günther Müller	Peter Wrighton-Smith

Title:	Geschăftsführer	CEO

By:	/s/ Dr. Bernd Buchberger

Name:	Dr. Bernd Buchberger

Title:	Geschăftsführer

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Schedule 1: Quality Control Procedures and Product Specifications

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